File No. 70-9787

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                ------------------------------------------------
                         POST-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM U-1
                             APPLICATION-DECLARATION
                                      UNDER
                 THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935
                ------------------------------------------------
                               Emera Incorporated
                                Emera Fuels Inc.
                         Stellarton Basin Coal Gas Inc.
                               Strait Energy Inc.
                                510845 N.B. Inc.
                                  Cablecom Ltd.
                                  Fibretek Inc.
                          NSP Pipeline Management Ltd.
                                NSP Pipeline Inc.
                                Emera Energy Inc.
                            30566567 Nova Scotia Ltd.
                            3056568 Nova Scotia Ltd.
                               Emera Offshore Inc.
                                  P.O. Box 910
                              Halifax, Nova Scotia
                                     Canada
                                     B3J2W5
                ------------------------------------------------
                               Emera Incorporated
                (Name of top registered holding company parent of
                          each applicant or declarant)
                ------------------------------------------------

                                Richard J. Smith
                     Corporate Secretary and General Counsel
                                   Emera Inc.
                                  P.O. Box 910
                              Halifax, Nova Scotia
                                     Canada
                                     B3J2W5
                 -----------------------------------------------
                     (Name and address of agent for service)

      The Commission is requested to send copies of all notices, orders and communications in connection with this application to:

                                 Markian Melnyk
                                  T. Kevin Marr
                     LeBoeuf, Lamb, Greene & MacRae, L.L.P.
                          1875 Connecticut Avenue, N.W.
                                   Suite 1200
                                Washington, D.C.
                                   20009-5728
                             Phone - (202) 986-8000
                              Fax - (202) 986-8102

     This Post-Effective Amendment No. 1 revises the Form U-1
Application/Declaration in this proceeding, originally filed in File No. 70-9787 on November 6, 2000 and as last amended and restated by Amendment No. 4, filed October 2, 2001.

ITEM 1.   DESCRIPTION OF PROPOSED TRANSACTION

     A.   Introduction

     In this filing, Emera and its Canadian nonutility subsidiary companies ("Applicants") describe the proposed arrangements for the provision of services among the Emera system companies and seek certain relief under Section 13 of the Public Utility Holding Company Act of 1935 (the "1935 Act" or "Act") and Rule 83 thereunder.

     By order dated October 1, 2001, the Commission granted the application/declaration of Emera Incorporated ("Emera") to acquire the outstanding common stock of Bangor Hydro-Electric Company ("BHE") and its public-utility subsidiary companies (the "Merger") under the 1935 Act. Emera Inc., Holding Co. Act Release No. 27445 (October 1, 2001) ("Merger Order"). In the Merger Order, the Commission also granted Emera financing, affiliate transaction and other authorizations necessary to operate a registered holding company system in accordance with the Act. Following issuance of the Merger Order and the consummation of the Merger, Emera registered as a holding company under the Act.

     In the Merger Order, the Commission reserved jurisdiction over Emera's request to form a service company subsidiary, Emera Services, to provide a variety of services to Emera and its subsidiaries (the "Emera System"), pending completion of the record. The Merger Order states that "Emera will file a post-effective amendment to this Application by November 30, 2001, requesting an order of the Commission by February 2002 authorizing Emera Services to commence operations as the system service company."

     Subsequent to the issuance of the Merger Order Emera gave further consideration to the formation of a system service company and determined that the relatively small volume of goods sold and services/1 that are expected to be rendered on a centralized basis do not justify the formation of a system service company at this time. A centralized service company would not

--------
     1 The term "services" as used herein also includes construction services.


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


likely result in economies and efficiencies in the rendering of services sufficient to offset the increased administrative burdens associated with the formation and operation of a service company. Accordingly, Applicants are filing this post-effective amendment to describe the manner in which the Emera System companies propose to render services to other Emera System companies and to request certain relief under Section 13 and Rule 83 under the Act.

     B.   Description of Associate Service Relationships

          NSPI as the Provider of Goods and Services

     Presently, Nova Scotia Power, Inc. ("NSPI"), a foreign utility company ("FUCO") under Section 33 of the Act, renders the bulk of services to companies in the Emera System. NSPI provides corporate support services including procurement, information technology, corporate finance, human resources, government relations, secretary and general counsel, environmental policy, public affairs and external communications for NSPI's internal purposes and also for the benefit of other Emera System companies. Executives that work generally for both NSPI and Emera also provide certain management services to companies in the Emera System./2

     The estimated annual cost of the corporate support services provided by NSPI for the year 2002 is approximately CDN $18.3 million (U.S $11.3 million)./3 The cost of NSPI's corporate support services would be allocated among the Emera System companies served, including NSPI, using an allocation formula that averages each company's pro rata percentage of Emera's consolidated assets, revenues, operating, maintenance and general expenses ("OM&G") and EBIT (i.e., earnings before interest and taxes). In accordance with the foregoing, NSPI would sell services to BHE only at cost as determined under Rule 91 under the Act. An estimated breakdown of the cost allocation for the year 2002, based on forecasts, is set forth below./4

--------
     2 NSPI's role as provider of many services to associate companies (i.e., the shared services function) is managed under the supervision of an executive steering committee composed of Emera executives.

     3 A conversion rate of CDN $1 = US $0.62 has been applied to the monetary amounts in this application unless otherwise noted.

     4 Application of the allocation formula would generally result in an allocation of 20% of the cost of NSPI-provided corporate support services to BHE. At present, only 10% of the cost of corporate support services is being allocated to BHE since the integration process is still ongoing and some duplicative service functions remain in place. Once this duplication is eliminated, the general allocation rule will be followed.

     ---------------------------- --------------------------------------
                Company                  Estimated Annual Cost
     ---------------------------- --------------------------------------
                                   (CDN $ millions)   (U.S. $ millions)
     ---------------------------- ------------------ -------------------
     NSPI                                     $13.3                $8.2
     ---------------------------- ------------------ -------------------
     BHE                                        1.8                 1.1
     ---------------------------- ------------------ -------------------
     Emera                                      1.5                 0.9
     ---------------------------- ------------------ -------------------
     Emera Energy Inc.                          1.5                 0.9
     ---------------------------- ------------------ -------------------
     Other Emera Nonutilities                   0.2                 0.1
     ---------------------------- ------------------ -------------------
     Total                                     18.3                11.3
     ---------------------------- ------------------ -------------------

     NSPI also provides other services and goods to Emera System companies, other than BHE, and is paid either the fully allocated cost or the fair market value of the services rendered or goods sold. For example, NSPI sold fuel oil to Emera Fuels Inc. ("Emera Fuels") at cost, provided Emera Fuels and other Emera nonutility subsidiaries with vehicle fleet services at fair market value, performed account collections services for Emera Fuels at cost, and subleased office space to Emera Fuels and other Emera nonutility subsidiaries for a fair market value rent. NSPI sells steam energy to Strait Energy Inc. at cost. NSPI provides environmental advice to Cablecom Ltd. at fair market value rates.

     Nonutility Subsidiaries as the Providers of Goods and Services

     Emera's nonutility subsidiaries also sell goods and services to NSPI and other nonutility subsidiaries at fair market value rates or cost-based rates. For example, 510845 N.B. Inc. supplied NSPI with new and refurbished pole-top distribution transformers at fair market value prices.

     Emera's Canadian nonutility subsidiary companies (the Applicants, excluding Emera) seek authorization under Rule 83 under the Act to provide goods and services to Emera System associate companies, other than BHE and its subsidiaries. The Emera System associate companies that would purchase such goods and services are organized and operate in Canada and do not derive, directly or indirectly, any material part of their income from sources within the U.S. See Exhibit A, listing the Emera System associate companies that may purchase services from Emera's Canadian nonutility subsidiary companies under Rule 83, the revenues and income


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


of each company during the year 2001 and the percentage of such revenues and income derived from sources within the U.S.

     Rule 83 provides that companies about to become engaged in such services may file an application for exemption from Section 13(b) and the rules thereunder in relation to the performance of service contracts or the sale of goods for associate companies that do not have material U.S. source income. The rule further provides that upon the good faith filing of such an application, the applicant shall be temporarily exempt from all provisions of Section 13(b) of the Act pending action by the Commission upon the application.

     Emera's Canadian nonutility subsidiary companies, excluding NSPI, do not provide services or sell goods to BHE. Under the Merger Order, such companies are prohibited from providing services or selling goods to BHE or its subsidiaries. BHE may, however, provide certain services on an incidental basis to Emera System companies at cost.

     Emera as the Provider of Goods and Services

     Emera may also provide services, principally management oversight, to certain Emera System companies. In accordance with Section 13(a) of the Act and Rule 84, except as authorized by Commission rule, regulation or order, Emera will not "perform any service or construction for, or sell any goods to, any associate company thereof which is a public utility company, a mutual service company, or a company engaged in the business of performing services or construction for, or selling goods to, associate public utility companies, or enter into any contract to do so." Services or goods provided by Emera to BHE and/or BHE's subsidiaries would be provided at no charge. Services or goods provided by Emera to other Emera System companies would be provided at such prices as Emera may determine from time to time. Emera requests confirmation that NSPI would not be considered a "company engaged in the business of performing services or construction for, or selling goods to associate public utility companies" based on the extremely small value of services (an estimated CDN $1.8 million in 2002 (US $1.1 million)) that NSPI would sell to BHE and its subsidiaries. Compared to NSPI's revenues for the year 2001, of CDN $843 million (U.S. $523 million) revenues associated with services to BHE and its subsidiaries represents only 0.2%.

     Rule 16 Subsidiaries as the Recipients of Goods and Services

     Emera has four indirect partially-owned subsidiaries, Maritimes and Northeast Pipeline Management Ltd., Maritimes and Northeast Pipeline Limited Partnership, Maritimes and Northeast Pipeline L.L.C. and Greyhawk Gas Storage Company, L.L.C. ("Rule 16 Subsidiaries"), that are exempt under Rule 16 from all obligations, duties or liabilities imposed upon them by the Act, as subsidiaries or affiliates of a registered holding company or subsidiary thereof. The Rule 16 Subsidiaries would, however, arguably be considered subsidiaries under Section 13(b) of the Act in the sense that an Emera System associate company subject to
Section 13(b) and the rules thereunder that provides services to a Rule 16 Subsidiary would be required to provide such services at cost. Emera's Canadian nonutility subsidiary companies (the Applicants other than Emera) request an exception from Section 13(b) of the Act and the rules thereunder to the extent that they provide goods or services to a Rule 16 Subsidiary.

     Summary of Service and Goods Transactions

     The flow of service and goods transactions, the relevant pricing rule and the statutory or regulatory basis for the transaction are summarized in the table below.

------------------------------- ---------------------------- ---------------------------- ----------------------------
Provider of Goods or Services   Recipient of Goods or        Pricing Rule                 Regulatory Basis
                                Services
------------------------------- ---------------------------- ---------------------------- ----------------------------
NSPI                            BHE and its subsidiaries.    Cost - determined in         Section 33 of the Act
                                                             accordance with Rule 91.     exempts NSPI from all of
                                                                                          the provisions of the Act,
                                                                                          including Section 13(b)
                                                                                          and the rules thereunder.
------------------------------- ---------------------------- ---------------------------- ----------------------------
NSPI                            Emera System companies,      Cost or fair market value    Same as above.
                                excluding BHE and its        as appropriate and
                                subsidiaries.                consistent with NSPI's
                                                             Interim Code of Conduct.
------------------------------- ---------------------------- ---------------------------- ----------------------------
Applicants, excluding Emera     Emera System Companies,      Same as above.               Rule 83 provides an
(i.e., Emera's Canadian         including NSPI, but                                       exemption from Section
Nonutility Subsidiaries).       excluding BHE and its                                     13(b) of the Act and the
                                subsidiaries.  (See                                       rules thereunder for
                                Exhibit A).                                               service and sales contracts
                                                                                          with associate companies
                                                                                          that do not derive any
                                                                                          material part of their
                                                                                          income from sources
                                                                                          within the U.S.
------------------------------- ---------------------------- ---------------------------- ----------------------------
Applicants, excluding Emera     Rule 16 Subsidiaries.        Cost, fair market value or   Exemption under Section
(i.e., Emera's Canadian                                      such other price as          13(b) based on special or
Nonutility Subsidiaries).                                    providing company may        unusual circumstances.
                                                             determine from time to
                                                             time.
------------------------------- ---------------------------- ---------------------------- ----------------------------


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


------------------------------- ---------------------------- ---------------------------- ----------------------------
Emera                           BHE and/or its               No charge.                   Section 13(a) of the Act
                                subsidiaries.                                             and the rules thereunder
                                                                                          permit a registered
                                                                                          holding company to provide
                                                                                          services or goods to
                                                                                          utility subsidiaries
                                                                                          provided such transactions
                                                                                          are at no charge.  See
                                                                                          Rule 80.
------------------------------- ---------------------------- ---------------------------- ----------------------------
Emera                           Emera System companies,      Cost, fair market value or   Section 13(a) and Rule 84
                                excluding BHE and its        such other price as Emera    do not apply to service or
                                subsidiaries.                may determine from time to   goods transactions with
                                                             time.                        nonutilities and
                                                                                          non-service companies.
------------------------------- ---------------------------- ---------------------------- ----------------------------
BHE                             Emera System companies.      Cost - determined in         Rule 87(a)(3) permits a
                                                             accordance with Rules 90     subsidiary that is
                                                             and 91.                      principally engaged in the
                                                                                          utility business to provide
                                                                                          goods or services to
                                                                                          associate companies on an
                                                                                          incidental basis subject to
                                                                                          compliance with
                                                                                          applicable rules,
                                                                                          regulations or orders of the
                                                                                          Commission, including
                                                                                          Rule 90./5
------------------------------- ---------------------------- ---------------------------- ----------------------------

     C.   Allocation of Costs

     The operations of NSPI are coordinated and managed to assure the economical and efficient performance of services for all associate companies in the Emera System. Although NSPI may charge fair market prices to some service recipients, all services provided by NSPI to BHE would be provided at cost as determined under Rule 91 under the Act. The Commission has previously accepted service arrangements that include a subsidiary of a FUCO rendering services to an associated U.S. service company that, in turn, provided services to associated U.S. public utility companies. In The National Grid Group plc, Holding Co. Act Release No. 27154 (March 15, 2000) ("National Grid / NEES Order"), the Commission authorized National Grid Company, a U.K. utility subsidiary of National Grid Holdings Limited,

--------
     5 Presently, Emera does not expect that that BHE would provide a significant amount of services or goods to associate companies other than BHE subsidiaries, other than certain limited information technology services.

a FUCO, to provide services to the New England Electric System ("NEES") companies that The National Grid Group plc had proposed to acquire. The principal recipient of those services was the NEES Service Company, which would reallocate the charges as appropriate to the NEES Group companies, including U.S. public utility associate companies.

     The National Grid/NEES Order states that National Grid Company would provide central administrative services, including shareholder services, investor relations, group accounts, senior management, human resources, payroll and pensions. Other services, as specifically requested by the NEES Group companies, would include engineering, consulting, laboratory services, research and development projects, and transmission best practices consulting.

     The National Grid/NEES Order states that the costs for specifically requested services would be directly attributed to specific subsidiaries when possible to do so accurately. The costs of other services that benefit the NEES Group companies as members of the National Grid system (i.e., group costs) would be allocated using measures that reflect the relevant contribution and size of the individual businesses. In particular, cost allocation would be made on the basis of an average of the percentages of revenues, operating profit, employee numbers and net assets of each company relative to the consolidated group.

     The corporate support services provided by NSPI to the Emera System companies are very similar to the group services provided by National Grid Company to the NEES Group companies and described in the National Grid / NEES Order. The cost of NSPI's corporate support services would be allocated among the Emera System companies served, including NSPI, using an allocation formula that averages each company's pro rata percentage of Emera's consolidated assets, revenues, OM&G and EBIT. This method should ensure that the costs of corporate support services provided by NSPI will be fairly allocated.

     NSPI will also conduct its service activities in accordance with an order of the Nova Scotia Utility and Review Board that establishes an Interim Code of Conduct for affiliate transactions. See Exhibit B. Section 2.1 of the Interim Code of Conduct provides that "NSPI will neither subsidize, nor be subsidized by an affiliate's current or prospective activities. This means that, among other things, NSPI's customers will not bear the risks nor share the rewards of an affiliate's activities." Accordingly, Section 6.8 and 6.9 of the Interim Code of Conduct implement fair market value and cost based pricing for goods and services transactions and provide as follows:

     6.8 NSPI will charge and be charged prices which reflect fair market value for all non-regulated utility goods and services provided to affiliates or purchased from affiliates, provided that in no case shall NSPI supply such goods and services at a loss.

     6.9 Where prices based on market value cannot be established, NSPI will charge prices which reflect the utility's fully-allocated costs for the goods and services provided.

The corporate support services provided by NSPI to BHE and its subsidiaries fall under Section 6.9 above since they are not susceptible to fair market value pricing. For this reason, BHE and its subsidiaries will be charged cost based prices for the services that they receive from NSPI.

ITEM 2.  FEES, COMMISSIONS, AND EXPENSES

     The incremental fees, commissions and expenses incurred or to be incurred in connection with this Post-Effective Amendment are estimated at not more than $10,000.

ITEM 3.  APPLICABLE STATUTORY PROVISIONS

     Applicants' (excluding Emera) request to provide services to associate companies that do not derive any material part of their income from U.S. sources is subject to Section 13 and Rule 83 thereunder. In several analogous situations, the Commission, pursuant to Rule 83, has granted exemptions from the at-cost and other requirements of Section 13 where nonutility subsidiaries were providing goods and services to associate companies that did not derive any material part of their income from U.S. sources. In connection with The Southern Company's proposed acquisition of Australian public-utility operations, the Commission, pursuant to Rule 83, exempted goods and services agreements between a subsidiary of The Southern Company and the Australian co-owners of the to-be-acquired utility operation from the at-cost requirements of Section 13. The Southern Company, et al., Holding Co. Act Release No. 25639 (September 23,
1992). The goods and services provided by the subsidiary to the Australian co-owners included management, technical and training, engineering, construction, operation, and maintenance services, which were to be provided for a fee based upon the fair market value of the services. See also Cinergy Corp., Holding Co. Act Release No. 26146 (October 21, 1994)

(Cinergy Services permitted to charge fair market value for services rendered to foreign subsidiaries that do not derive any material part of their income from sources in the United States); National Fuel Gas Co. et al., Holding Co. Act Release No. 26364 (exemption granted under Rule 83 for subsidiary companies providing services to Exempt Wholesale Generators that derive no part of their income, directly or indirectly, from the generation of electric energy for sale within the United States).

     Applicants' (excluding Emera) request that the Commission except the Rule 16 Subsidiaries as recipients of services and goods from the provisions of
Section 13(b) and the rules thereunder is subject to Section 13(b) of the Act. The Act provides that Section 13(b)'s cost requirements do not apply to transactions that "involve special or unusual circumstances or are not in the ordinary course of business." The Commission has "granted exemptions under
Section 13(b) in circumstances where a market rate would not adversely affect consumers." Entergy Corporation, et al., Holding Co. Act Release No. 27039 (June 22, 1999) (exempting inter-company provision of operations and maintenance services involving partially-owned nonutility subsidiaries). These circumstances include where the recipient of the services is a (a) FUCO that derives no income from energy sales in the United States; (b) an exempt wholesale generator ("EWG") that sells electricity at rates approved by federal or state regulators;
(c) a qualifying facility ("QF") that sells electricity to industrial or commercial customers at an arm's-length negotiated rate; (d) a domestic EWG or QF that sells electricity at rates based upon its cost of service; and (e) a partially-owned Rule 58 subsidiary or other nonutility subsidiary, provided the ultimate purchaser of the goods or services is not a utility subsidiary. See NiSource, Inc., et al., Holding Co. Act Release No. 27265 (November 1, 2000) (allowing NiSource's nonutility subsidiaries to provide goods and services to each other at fair market prices); Energy East Corp., et al., Holding Co. Act Release No. 27228 (September 12, 2000) (exempting goods and services provided to nonutility subsidiaries by other nonutility subsidiaries and intermediate subsidiaries from at-cost requirement).

     Emera's request for confirmation that NSPI should not be deemed a "company engaged in the business of performing services or construction for, or selling goods to, associate public utility companies" is subject to Section 13(a) of the Act and Rule 84 thereunder.


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


ITEM 4.  REGULATORY APPROVAL

     No state commission and no federal commission, other than this Commission, has jurisdiction over the proposed transaction.

ITEM 5.  PROCEDURE

     The Commission is respectfully requested to issue and publish the requisite notice under Rule 23 with respect to the filing of this post-effective amendment forthwith, such notice to specify the minimum period during which comments may be entered. The Commission is requested to issue its order granting and permitting this post-effective amendment to become effective as soon as possible thereafter.

     Applicants submit that a recommended decision by a hearing officer or other responsible officer of the Commission is not needed for approval of the proposed transactions. The Division of Investment Management may assist in the preparation of the Commission's decision. There should be no waiting period between the issuance of the Commission's order and the date on which it is to become effective.

ITEM 6.  EXHIBITS AND FINANCIAL STATEMENTS

     A.   Exhibits

A. Emera System Associate Companies that May Purchase Services and Goods Under Rule 83.

B.   NSPI's Interim Code of Conduct

C.   Form of Notice.

D.   Opinion of Counsel (to be filed by amendment).

E.   Past-Tense Opinion of Counsel (to be filed by amendment).

     B.   Financial Statements

Not applicable


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ITEM 7.  INFORMATION AS TO ENVIRONMENTAL EFFECTS

     The proposed transaction neither involves a "major federal action" nor "significantly affects the quality of the human environment" as those terms are used in Section 102(2)(C) of the National Environmental Policy Act, 42 U.S.C. Sec. 4321 et seq. No federal agency is preparing an environmental impact statement with respect to this matter.

                                   SIGNATURES

     Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the undersigned company has duly caused this post-effective amendment to its Application to be signed on its behalf by the undersigned thereunto duly authorized.

------------------------------------ -------------------------------------------
Date:  March 4, 2002                 Emera Incorporated
                                     Emera Fuels Inc.
                                     Stellarton Basin Coal Gas Inc.
                                     Strait Energy Inc.
                                     510845 N.B. Inc.
                                     Cablecom Ltd.
                                     Fibretek Inc.
                                     NSP Pipeline Management Ltd.
                                     NSP Pipeline Inc.
                                     Emera Energy Inc.
                                     30566567 Nova Scotia Ltd.
                                     3056568 Nova Scotia Ltd.
                                     Emera Offshore Inc.

                                     By: /s/ Richard J. Smith
                                         --------------------
                                     Name:  Richard J. Smith
                                     Title:  Emera Inc., Corporate Secretary and
                                     General Counsel

------------------------------------ -------------------------------------------


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


                                  Exhibit Index

A. Emera System Associate Companies that May Purchase Services and Goods Under Rule 83.

B.   NSPI's Interim Code of Conduct.

C.   Form of Notice.